Exhibit 99.2

AMCOL International Corporation (NYSE: ACO) Reports Imminent Filing of Second Quarter Form 10-Q

HOFFMAN ESTATES, IL--(Marketwire - October 25, 2012) - On July 27, 2012, AMCOL International Corporation (NYSE: ACO) announced its second quarter earnings and, subsequently on August 10, 2012, announced the delayed filing of its Form 10-Q for the second quarter. The delay was required due to our determination, at the time, that we may need to reduce the value of inventory recorded in our Environmental segment's Spanish operations. We are pleased to announce that we have completed our investigation into these and other matters and that we expect to file our second quarter Form 10-Q on October 30, 2012.

We evaluated the inventory errors in conjunction with other prior year errors that were previously known and had been determined to be immaterial. We concluded that all of these errors were individually and collectively immaterial to our previously issued financial statements. However, we concluded that there is a reasonable possibility that our financial statements for the twelve months ending December 31, 2012 will be materially misstated if we correct these prior year errors in the current year. Under current SEC regulations, correcting prior year financial statements for immaterial errors does not require our previously filed reports to be amended; rather, the SEC allows these corrections to be made when we incorporate our prior year financial statements in our 2012 Form 10-K.

On a combined basis, these errors have the effect of reducing earnings per share available to AMCOL shareholders prior to 2009, in 2009, and in 2010 by $0.02, $0.05, and $0.04, respectively, and increasing it by $0.01 and $0.01 in 2011 and the three months ended March 31, 2012, respectively. In addition for the three months ended June 30, 2012, our diluted earnings per share is now $0.67 compared to the $0.65 reported in our July 27, 2012 press release.

AMCOL International, headquartered in Hoffman Estates, IL, develops and markets a wide range of mineral and technology based products and services for use in various industrial, environmental and consumer applications. AMCOL is the parent company of American Colloid Company, CETCO (Colloid Environmental Technologies Company), CETCO Oilfield Services Company and the transportation operations, Ameri-co Carriers, Inc. and Ameri-co Logistics, Inc. AMCOL's common stock is traded on the New York Stock Exchange under the symbol ACO. AMCOL's web address is www.amcol.com.

For further information, contact:
Don Pearson
Senior Vice President & Chief Financial Officer
847.851.1500